Exhibit 15
APPENDIX TO CREDIT AGREEMENT
(English translation)
This Appendix is entered into in Madrid this 29th day of October 2010 with the intervention of the Official Mediating Officer of Madrid.
BY AND AMONG:
(1) Mr. Manuel Fernández Maza and Mr. Francisco Javier Lebrero Burgos, acting on behalf and on account of TELVENT USA, INC., whose registered address for the purposes of this agreement is in *** (hereinafter, the “Borrower”).
(2) Mr. Luis Miguel Martínez Juardo and Ms. Bárbara Sofía Zubiría Furest, acting on behalf and on account of TELVENT GIT, S.A. (hereinafter the “Guarantor”), whose registered address for the purpose of this Agreement is in ***.
AND:
Mr. Gregor Adam Winkler and Mr. José Pablo Melchiorre, acting on behalf and on account of DEUTSCHE BANK, SOCIEDAD ANÓNIMA ESPAÑOLA, whose registered address for the purposes of this Agreement is in *** (hereinafter the “Bank”).
R E C I T A L S
I.	WHEREAS, the Bank and the Borrower entered into a Commercial Current Account Credit Agreement on December 29, 2009 whose amount and current expiry date were set forth as EIGHTEEN MILLION UNITED STATES DOLLARS ($18,000,000 USD), which were subsequently amended by virtue of Appendixes signed by the parties on June 29, 2010 and 29 July, 2010 (hereinafter the “Agreement”);

II.	WHEREAS, the Borrower has requested the Bank for an extension of such Agreement as the final expiry date for the Agreement was set forth on October 29, 2010, to which the Bank has agreed. The parties have therefore entered into this Appendix to the Agreement, which shall be construed as a merely novating amendment of such Agreement and by virtue of which
THE PARTIES DO HEREBY AGREE
1.-	To extend the Agreement’s term up to November 29, 2010.

2.-	To amend the maximum amount of the Agreement to TWELVE MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($12,500,000 USD).

3.-	To ratify the full force and effect of the Agreement in all its terms and conditions, in as much as it has not been expressly amended through this Appendix.

4.-	That any taxes and expenses that may arise or become due as a result of executing, notarizing and fulfilling this Agreement shall be incurred by the Borrower.

5.-	The Guarantor has expressly stated its guaranty to have been extended.
AND, IN WITNESS WHEREOF, the parties to this Appendix of the Agreement state their conformity with and approval of the contents thereof just as it has been worded and, with my intervention, enter into it and set their hand on three equally original and authentic copies to be handed over to the parties, a copy of which will be kept in my records.
And I, the Certifying Public Officer, DO HEREBY ATTEST to the identity and capacity of the parties, to the legitimacy of their signatures and to the execution of this Agreement drafted on two pages numbered sequentially 1 to 2.

Telvent USA INC.	DEUTSCHE BANK,

By: /s/ Manuel Fernández Maza Manuel Fernández Maza	Sociedad Anónima Española
By: /s/ Gregor Adam Winkler Gregor Adam Winkler
By: /s/ Francisco Javier Lebrero Burgos Francisco Javier Lebrero Burgos
By: /s/ José Pablo Melchiorre José Pablo Melchiorre
TELVENT GIT,
S.A.

By:           /s/ Luis Miguel Martínez Juardo

                  Luis Miguel Martínez Juardo

By:           /s/ Bárbara Sofía Zubiría Furest

                  Bárbara Sofía Zubiría Furest

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